Exhibit 4.1

Biopharma, Inc.

To:	Mr. Josef Zelinger

CC:	Dr. Julian Kenyon

From:	Mr. James Nathanielsz

Subject:	Loan to Propane Biopharma Inc. - Joshua Investments Pty Ltd

Dear Josef Zelinger,

The Board of Directors at Propane Biopharma Inc. (‘‘Propane’’) confirm acceptance and receipt of funds for the sum of one hundred and fifty thousand Australian dollars (AUD 150,000) from Joshua Investments Pty Ltd (the ‘‘lender’’) of 59 Seymour Road, Elsternwick, Vic 3185 {‘‘address’’).

The loan to Propane is subject to the following terms & conditions:

●	Amount: A$150,000.00
●	Term: 3 months or less at the discretion of Propane (the borrower)
●	Commencement date: 01 August 2024
●	Interest rate: 12% pa payable monthly in arrears (default rate is 18% pa)
●	Repayment: By mutual consent the amount can be repaid via the issuance of common stock of the company (upon uplisting on NASDAQ) and the strike price shall be at a 35% discount to lowest daily balance of the five preceding trading days.

Sincerely,

James Nathanielsz
Chief Executive Officer

Approved by,

Dr Julian Kenyon
Director

Approved by

Josef Zelinger
Joshua Investments Pty Ltd

p: +61(0)39882 0780 a: 302/6 Butler Street, Camberwell, VIC 3124, AUSTRALIA w: www.propanc.co,m